Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

Dated as of February 14, 2013

Among

ClearPoint Funding, Inc.

as Seller,

Descap Mortgage Funding, LLC,

as Parent of Seller,

Gleacher & Company, Inc.,

as the Ultimate Parent of Seller,

and

Homeward Residential, Inc.

as Buyer

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

1.01	Defined Terms	1

1.02	Interpretation	10

ARTICLE II

PURCHASE AND DELIVERY OF PURCHASED
ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

2.01	Delivery of Purchased Assets; Assumption of Assumed Liabilities	10

2.02	Consideration for Purchased Assets	15

2.03	Proration of Expenses	15

2.04	Allocation of Purchase Price	15

ARTICLE III

CLOSING, TRANSFERS AND RELATED ITEMS

3.01	Closing and Closing Date	16

3.02	Closing Deliveries By Buyer	16

3.03	Closing Deliveries by Seller	16

3.04	Further Assistance and Assurances	17

3.05	Other Consents	18

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01	Disclosure Letter	18

i

4.02	Representations and Warranties of Seller	19

4.03	Representations and Warranties of Parent	30

4.04	Representations and Warranties of Buyer	30

ARTICLE V

COVENANTS

5.01	Conduct of Business	33

5.02	Access; Confidentiality	35

5.03	Transition Services Agreement	37

5.04	Taking of Necessary Action	37

5.05	Disclosure	38

5.06	No Solicitation	38

5.07	Non-Competition Agreement	38

5.08	Non-Solicitation of Employees	39

5.09	Parent Guarantee	39

5.09	Parent Guarantee	39

5.10	Pipeline Loans	39

5.11	Use of Name	40

ARTICLE VI

EMPLOYEE MATTERS

6.01	Employees and Service Crediting	40

ARTICLE VII

CONDITIONS TO THE CLOSING

7.01	Conditions to Each Party’s Obligation to Effect the Purchase	43

7.02	Conditions to Obligation of Buyer	44

7.03	Conditions to Obligations of Seller	45

ARTICLE VIII

TERMINATION

8.01	Termination	46

8.02	Effect of Termination and Abandonment	46

ARTICLE IX

TAX MATTERS

9.01	Tax Matters; Access	47

ARTICLE X

INDEMNIFICATION

10.01	Indemnification	49

10.02	Survival Periods	51

10.03	Limitations on Indemnity	51

10.04	Third-Party Claims	52

ARTICLE XI

GENERAL PROVISIONS

11.01	Notices	54

11.02	Amendment and Modification; Waiver	55

11.03	Entire Agreement	55

11.04	Fees and Expenses	55

11.05	Third Party Beneficiaries	56

11.06	Assignment; Binding Effect	56

11.07	Governing Law	56

11.08	Waiver of Jury Trial	56

11.09	Counterparts	56

11.10	Severability	57

11.11	Affiliates of Buyer	57

EXHIBITS

Assumption and Assignment Agreement		A

Escrow Agreement		B

List of Key Employees		C

Form of Employment Agreement		D

List of Severance Benefits		E

Transition Services Agreement		F

Form of Legal Opinion		G

Final Settlement Statement		H

Bill of Sale		I

Trademark and Copyright Assignment Agreement		J

Form of Regulatory Legal Opinion		K

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2013, among Gleacher & Company, Inc., a Delaware corporation (“Parent”), Descap Mortgage Funding, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Holdco”), ClearPoint Funding, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Seller”), and Homeward Residential, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.                                    Parent is the beneficial owner of all of the membership interests of Holdco.

B.                                    Holdco is the beneficial owner of all of the outstanding capital stock of Seller.

C.                                    Seller is engaged in the Business.

D.                                    On the terms and subject to the conditions set forth herein, Seller desires to sell, or cause the sale of, and Buyer desires to purchase, substantially all of the assets of Seller that are used in connection with the Business, other than the Excluded Assets.

E.                                     In connection with the acquisition substantially all of the assets of Seller that are used in connection with the Business, Buyer agrees, on the terms and subject to the conditions set forth herein, to assume certain liabilities and obligations of Seller.

F.                                      Buyer and each of the Key Employees shall enter into an employment agreement as a condition to the purchase.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

Definitions

1.01                        Defined Terms.  The following terms are used in this Agreement with the meanings set forth below:

“Action” means any action, suit, arbitration or proceeding by or before any court, Regulatory Authority or other Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Agency” means FHA, VA, FNMA, FHLMC, GNMA, HUD or State Agency, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement, as this Agreement may be amended or modified from time to time in accordance with the provisions of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement, the Assumption and Assignment Agreement and the Trademark and Copyright Assignment Agreement.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Mortgage Loans, all of the following: (i) all contractual obligations of Seller with respect to any Mortgage Loan, (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Seller, (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including without limitation those of any Investor and any Insurer and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Business” means the business of originating, brokering, marketing, making, purchasing and selling first-lien and subordinate-lien, closed-end and open-end, residential mortgage loans.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks generally are required or authorized by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Compensation and Benefit Plans” means bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, deferred and restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plans, agreements, policies or arrangements sponsored, maintained, or contributed to by Seller that cover Prospective Employees.

“Control”, “Controlling” or “Controlled” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Correspondent Loan PSA” means the Correspondent Loan Purchase and Sales Agreement, dated as of January 7, 2012, by and between Buyer (f/k/a American Home Mortgage Servicing, Inc.) and Seller.

“Damages” means any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including without limitation exemplary damages, punitive damages, interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with an action, suit or proceeding).

“Employee” means each individual who is employed by Seller at the Closing Date, including any Leave Recipient.

“Employment Agreement” means the employment agreement entered into by and between Buyer, on the one hand, and a Key Employee, on the other hand, which agreement shall be in form and substance attached hereto as Exhibit D.

“Environmental Laws” means all domestic, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, health, and safety including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

“Equipment Leases” means the leases of personal property constituting Fixed Assets, including without limitation those leases described as “Equipment Leases” in Section 4.01(k) of Seller’s Disclosure Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means that certain Escrow Agreement in the form attached hereto as Exhibit B.

“Escrow Amount” means $5,000,000.

“FHA” means Federal Housing Administration or any successor thereto.

“FHA Loans” means residential mortgage loans that are insured, or are eligible and intended to be insured, by FHA.

“FHLMC” means Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means Federal National Mortgage Association or any successor thereto.

“Forward Commitment” means the optional or mandatory commitment of a Person to purchase from Seller a Pipeline Loan.

“GAAP” means generally accepted accounting principles in the United States which, unless otherwise indicated, are applied on a consistent basis.

“GNMA” means Government National Mortgage Association or any successor thereto.

“Governmental Authority” means any Agency or other domestic or foreign court, administrative agency, self-regulatory authority or commission or other body acting in an adjudicative capacity or other federal, state or local governmental or self-regulatory authority or instrumentality.

“Hazardous Substances” means all substances defined as such, or regulated as such, under any Environmental Law, including, but not limited to, petroleum, asbestos or polychlorinated biphenyls.

“Hedging Assets” means all of Seller’s interest rate swaps, caps, floors, collars, options, futures and forward contracts, foreign exchange contracts, currency swaps, principal only trades, treasury trades, or other arrangements, in each case designed to alter the risks arising from fluctuations in interest rates or currency values.

“HUD” means United States Department of Housing and Urban Development or any successor thereto.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including without limitation any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property.

“Intellectual Property” means each of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names, the name ‘ClearPoint Funding,’ and Internet domain names together with all goodwill associated therewith, including, without limitation, the use of all translations, adaptations, derivations and combinations of the foregoing (collectively, “Marks”); (iii) copyrights and copyrightable works (including, without limitation, web sites) and all registrations, applications and renewals for any of the foregoing (collectively, “Copyrights”); (iv) information not generally known to the public or that would constitute a trade secret under the Uniform Trade Secrets Act, and confidential information (including, without limitation, know-how, research and development information, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (v) other intellectual property rights; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), along with all income, royalties, damages and payments due or payable after the Closing including, without limitation, damages and payments for past or future infringements or misappropriations thereof; (vii) the right to sue and recover for past infringements or misappropriations thereof; (viii) any defenses related to any of the above; and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Investor” means FHLMC, FNMA, GNMA, a State Agency, Seller or an Affiliate thereof, a Private Investor or any other Person to which Seller sells eligible Mortgage Loans.

“IRS” means the Internal Revenue Service of the United States of America or any successor agency or authority.

“Key Employees” means the employees of Seller set forth in Exhibit C.

“Knowledge” means, with respect to each of Seller and Buyer, the current actual knowledge of any of the persons whose names are set forth in Section 1.01 of the Seller’s Disclosure Letter with respect to Seller and Schedule 1.01 with respect to Buyer, it being understood that actual knowledge shall include knowledge that such person would have obtained after reasonable inquiry.

“Leases” means the Office Leases and the Equipment Leases.

“Liabilities” means any and all debts, losses, liabilities, offsets, claims, damages, fines, obligations, payments and accounts payable (including, without limitation, those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any Action), and accruals for out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and reasonable expenses incurred in investigating, preparing or defending any Action).

“License” means any license, permit, franchise, approval, order, qualification, waiver or other authorization of any Governmental Authority.

“Lien” means with respect to an asset, any lien, pledge, security interest, mortgage, deed of trust, encumbrance, easement, servitude, encroachment, charge or similar right of any Person other than the owner of the asset of any kind or nature whatsoever against the asset.

“Material Adverse Effect” means:

(a)                                 Any change, circumstance, occurrence, event or effect that has resulted in or is reasonably likely to result in a material adverse change in, or a material adverse effect upon, the Purchased Assets or the results of operations or financial condition of the Business, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, changes or trends in economic, business or financial conditions generally or relating to companies engaged in the mortgage banking business, (2) changes in laws, regulations, interpretations of laws or regulations, GAAP or regulatory accounting requirements applicable to mortgage banking companies or their holding companies, or (3) actions, or effects of actions, taken by Seller, either required by or contemplated in this Agreement or with the prior written consent of Buyer; provided, however, that none of the changes or occurrences described in clauses (1) — (3) has a materially disproportionate effect on Seller compared to a Person engaged in a similar mortgage banking business.

(b)                                 With respect to either of Seller or Buyer, a material impairment of such Person’s ability to perform its material obligations under this Agreement.

“Mortgage” means, with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a Lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Loan” means either a Warehouse Loan or Pipeline Loan.

“Mortgage Loan Documents” means, with respect to a Mortgage Loan, copies of the Mortgage Note, Mortgage and all other documents relating to Mortgage Loans required to document and service the Mortgage Loan by Applicable Requirements, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means (i) the real property and improvements thereon, (ii) the stock in a residential housing corporation and the lease to the related dwelling unit or (iii) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that are subject to a Mortgage.

“Mortgagor” means, with respect to a Mortgage Loan, the borrower of such Mortgage Loan.

“Non-Assignable Leases” means those Leases which require the consent of the lessor for the assignment or sublease from Seller to Buyer and with respect to which such consent from either has not been obtained prior to the Closing.

“Office Leases” means those certain Leases described as “Office Leases” in Section 4.01(k) of Seller’s Disclosure Letter.

“Originator” means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application or (iii) closed and/or funded such Mortgage Loan.

“Person” means any individual, bank, corporation, partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Governmental Authority.

“Pipeline Loans” means each of those pending applications in process for a mortgage loan to be secured by a first- or subordinate-lien on a residential property that has been registered on Seller’s origination system by the Effective Time (including those Pipeline Loans that are pending with an Originator and that otherwise meet Seller’s acquisition criteria for such Pipeline Loans) and that have not closed as of the Effective Time.

“Pipeline Loans Consideration” means a price, positive or negative, equal to a mark-to-market based on Buyer’s best efforts correspondent rate sheet pricing for loans and terms similar to that of the Pipeline Loans. The Pipeline Loans Consideration will be reduced by a 2% to account for fallout and production cost following the Closing.  For the avoidance of doubt, there will be no consideration for Pipeline Loans for which there has not been a rate commitment issued by Seller.

“Private Investors” means Investors that are not Agencies, which may include Buyer or Buyer’s Affiliates.

“Prospective Employee” means each of Seller’s employees who is employed in the Business by Seller at the Closing Date, including any Leave Recipient, to whom Buyer elects to make an offer of employment.

“Purchase” means the purchase by Buyer of the Purchased Assets and the assumption of the Assumed Liabilities.

“Representatives” means any Person’s attorneys, accountants, officers and other authorized representatives.

“Retention Bonuses” means the bonuses paid pursuant to Section 6.01(e) in the amount set forth in Exhibit E hereof.

“Severance Benefits” means the benefits paid pursuant to Section 6.01(e) in the amount set forth in Exhibit E hereof.

“Software” means each of the following: computer programs, known by any name, whether in use or under development, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, tools, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, development tools, maintenance tools, system designs, program structure, sequence and organizations, screen displays and report layouts, and all other material related to the said computer programs.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of Seller or to determine the investment requirements with regard to mortgage loan origination or purchasing performed by Seller.

“Subsidiary” means, for any Person, any other person which the initial Person directly or indirectly Controls.

“Tax” means any federal, state, local, or foreign income, gross receipts, gains, license, payroll, employment, excise, production, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto (and any penalty, fine or similar amounts related to any information return or reporting obligation notwithstanding that no tax is otherwise payable or such obligations are properly discharged), whether disputed or not.

“Tax Returns” means all returns and reports required to be filed with respect to Taxes.

“Third Party Consent” means any consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to any party to any contract to which Seller is a party or by which any of its assets or properties are bound or affected, or any other Person set forth in Section 7.02(c) of the Seller’s Disclosure Letter.

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“VA Loans” means residential mortgage loans that are guaranteed, or are eligible and intended to be guaranteed, by VA.

“Warehouse Line Lenders” means Credit Suisse First Boston Mortgage Capital LLC and UBS Real Estate Securities Inc.

“Warehouse Line Guarantees” means all guarantees of Parent related to the Warehouse Loans.

“Warehouse Loan” means a loan secured by a Mortgage that is owned by Seller at the time immediately prior to the Closing, including, for the avoidance of doubt, any loan which is closed but not yet funded.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any applicable state equivalents.

(a)         The following terms shall have the respective meanings set forth in the relevant Section referred to below throughout this Agreement:

Acquired Intellectual Property	2.01(a)
Acquired Intellectual Property Licenses	2.01(a)
Agreement	Preamble
Alternative Guaranteed Amount	5.09
Applicable Law	4.02(g)
Assumed Liabilities	2.01(b)
Buyer	Preamble
Buyer Indemnified Parties	10.01(a)
Closing	3.01
Closing Date	3.01
Confidentiality Agreement	5.02(c)
Cut-Off Date	10.02(a)
Disclosure Letter	4.01
Effective Time	3.01
Excluded Assets	2.01(c)
Excluded Liabilities	2.01(b)
Fixed and Other Assets	2.01(a)
Guaranteed Amount	5.09
HSR Act	4.02(c)
Indemnified Parties	10.02
Indemnifying Party	10.03
Leave Recipients	6.01(c)
Other Assumed Liabilities	2.01(b)
Permitted Liens	4.02(d)
Seller Audited Financial Statements	4.02(s)
Seller Financial Statements	4.02(s)
Seller Interim Financial Statements	4.02(s)
Purchase Price	2.02(a)
Purchased Assets	2.01(a)
Regulatory Authority	4.02(f)
Restricted Business	5.07
Retained Accounts Receivables	2.01(c)
Retained Cash and Equivalents	2.01(c)
Retained IP Assets	2.01(c)
Retained Mortgage Loan Documents	2.01(c)
Seller Indemnified Parties	10.01(b)
Seller	Preamble
Specified Contracts	4.02(h)
Third-Party Claim	10.04
Transfer Taxes	9.01(b)
Transferred Employee	6.01(a)
Transition Services Agreement	5.03

1.02                        Interpretation.

(a)         The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(b)         Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require.

(c)          Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

(d)         Whenever a dollar figure ($) is used in this Agreement, it will mean United States dollars unless otherwise specified.

ARTICLE II

Purchase And Delivery of Purchased
Assets; Assumption of Assumed Liabilities

2.01                        Delivery of Purchased Assets; Assumption of Assumed Liabilities.

(a)         On the terms and subject to the conditions of this Agreement, Seller shall, at the Effective Time, sell, transfer, assign and deliver to Buyer, all right, title and interest of Seller in and to all of the Purchased Assets.  As used herein:

“Purchased Assets” means all of Seller’s business, properties and assets, and rights of whatever kind and nature, real or personal, whether owned, leased, or licensed, or in which Seller otherwise has an interest (but only to the extent of such interest) at the Effective Time that are used by Seller in the conduct of the Business and reasonably required by Buyer to enable Buyer to continue to conduct the Business in the future (but specifically excluding to the extent set forth herein the Excluded Assets (as defined in subsection (c) below)) and shall include:

(i)                                     All Pipeline Loans;

(ii)                                  all Warehouse Loans, provided that the Warehouse Loans shall be purchased by Buyer and sold and delivered by Seller to Buyer pursuant to the terms of the Correspondent Loan PSA. For the avoidance of doubt, Buyer shall purchase all Warehouse Loans that meet the terms, conditions and requirements of the Correspondent Loan PSA, including, but not limited to FHA Loans;

(iii)                               the Acquired Intellectual Property where “Acquired Intellectual Property” means the Intellectual Property owned by Seller and which is used in the conduct of, or which relates to, the Business, and the Intellectual Property described on Seller’s Disclosure Letter other than the Retained IP Assets;

(iv)                              the Acquired Intellectual Property Licenses where “Acquired Intellectual Property Licenses” means those agreements granting licenses to Intellectual Property or Software to Seller for use in connection with the Business, including those agreements which are listed in Section 2.01(a)(iv) of Seller’s Disclosure Letter other than licenses for Retained IP Assets;

(v)                                 the Office Leases (other than the Non-Assignable Leases) that Buyer elects to assume, it being the understanding that Buyer anticipates assuming substantially all of such Leases;

(vi)                              the Equipment Leases (other than the Non-Assignable Leases) that Buyer elects to assume, it being the understanding that Buyer anticipates assuming substantially all of such Leases;

(vii)                           the Fixed and Other Assets, where “Fixed and Other Assets” means those assets constituting the real and tangible personal property (including land, buildings, leasehold interests, furniture, fixtures, office equipment, telecommunications equipment and computer equipment), prepaid expenses, security deposits, programs, applications and data bases (whether capitalized or non-capitalized), prospect lists, training materials, procedure manuals, origination and wholesale purchase related forms and documents and other assets related to the Business owned or leased by Seller at the Effective Time, including those assets listed on Schedule 2.01(a)(vii) but excluding assets subject to Equipment Leases which are not assumed by Buyer;

(viii)                        Files and Records, where “Files and “Records” means all of the following which are related to or used primarily in connection with the Purchased Assets and the Business: Seller’s books of account, files, records, original documents, papers, customer lists (including those relating to realtors, builders and contractors and borrowers under the Warehouse Loans and Pipeline Loans), data bases, lists of brokers with which Seller has entered into broker agreements, data manuals, warranties and other files and records of any type or form; provided, however, that the term “Files and Records” shall not include files related to loans closed by Seller prior to the Closing Date or files related to loan applications rejected by Seller prior to the Closing Date; corporate records such as articles of incorporation, bylaws, minutes, and stock register, contracts not assumed by Buyer; employment records; financial books and records, including correspondence with auditors; files and records relating to Excluded Liabilities and Excluded Assets, bank statements and records; regulatory licenses, certificates and approvals; and files, correspondence, documents and materials relating to the foregoing;

(ix)                              all Permits that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, including the Business Permits listed in Section 2.01(a)(ix) of the Disclosure Letter;

(x)                                 all telephone numbers, websites and domain names that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business;

(xi)                              all rights of Seller and its Affiliates under the Specified Contracts listed on Schedule 2.01(a)(xi) that Buyer elects to assume but excluding Specified Contracts which are Excluded Assets; and

(xii)                           all assets described in Section 2.01(a)(xii) of the Disclosure Letter, whether or not now, or at the time of the Closing, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business.

The foregoing enumeration of the Purchased Assets shall not be construed to limit in any way the scope of the assets being purchased by Buyer.

(b)         On the terms and subject to the conditions of this Agreement, Buyer shall, at the Effective Time, assume all the Assumed Liabilities.  Buyer assumes no Excluded Liability or any other liability of Seller other than the Assumed Liabilities and shall not be required to pay, perform or discharge any liabilities or obligations that are not specifically included in the Assumed Liabilities.  Seller, Holdco and Parent shall (or shall cause an Affiliate to) pay, perform or discharge when due or required to be performed or discharged, or contest in good faith, the Excluded Liabilities.  As used herein:

“Assumed Liabilities” means only the commitments and obligations of Seller to be performed after the Effective Time, and the Liabilities of Seller accruing or arising after the Effective Time with respect to:

(i)                                     any Purchased Assets;

(ii)                                  all obligations to third party service provides in connection with the Pipeline Loans that are attributable to services provided after the Effective time;

(iii)                               the Leases that Buyer elects to assume;

(iv)                              Prospective Employees (whether or not Transferred Employees but other than those described in clause (viii)(B) of the definition of “Excluded Liabilities”) relating to employment by Buyer on or after the Effective Time and any other liability, commitment or obligation of Seller specifically agreed to be assumed under Article VI hereof; and

(v)                                 the Other Assumed Liabilities, where “Other Assumed Liabilities” means the liabilities, commitments and obligations of Seller identified as liabilities assumed by Buyer in Section 2.01(b)(v) of Seller’s Disclosure Letter.

“Excluded Liabilities” means all Liabilities of Seller and all other liabilities of Seller, whether known or unknown, absolute or contingent, past, present, or future, other than Assumed Liabilities, and shall include, without limitation:

(vi)                              any liabilities, commitments or obligations for recourse, repurchase, indemnity or warranty of Seller with respect to periods on or prior to the Closing Date;

(vii)                           Seller’s obligations for funded debt or borrowed money including any penalties or premiums paid or payable in order to prepay or defease any such debt;

(viii)                        Seller’s obligations to Employees (A) who are not Transferred Employees as set forth in Section 2.01(b)(viii) of Seller’s Disclosure Schedule or (B) who are Leave Recipients, but do not become eligible to receive an offer pursuant to Section 6.01(c);

(ix)                              all tax liabilities of Seller (except to the extent otherwise provided in Article IX hereof);

(x)                                 all liabilities relating to Actions pending or threatened against Seller or its assets prior to the Effective Time;

(xi)                              all environmental liabilities;

(xii)                           all obligations of Seller under its Compensation and Benefit Plan except for liabilities, if any, expressly assumed by Buyer hereunder; and

(xiii)                        Seller’s obligations to third party service providers in connection with the Pipeline Loans that are attributable to services provided prior to the Effective Time.

The foregoing enumeration of the Excluded Liabilities shall not be construed to limit in any way the scope of the liabilities being retained by Seller.

(c)          Notwithstanding subsections (a) and (b) of this Section 2.01, no Excluded Assets shall be purchased or sold hereunder.  As used herein:

“Excluded Assets” means only the following:

(i)                                     the Retained Mortgage Loan Documents, where “Retained Mortgage Loan Documents” means the Mortgage Loan Documents relating to Warehouse Loans;

(ii)                                  the Hedging Assets;

(iii)                               the Retained Accounts Receivable, where “Retained Accounts Receivables” means those accounts receivable owed to Seller;

(iv)                              the Retained Cash and Equivalents, where “Retained Cash and Equivalents” means all cash and cash equivalent assets of Seller;

(v)                                 the Retained Real Estate, where “Retained Real Estate” means any real property owned by Seller;

(vi)                              the assets relating to the Compensation and Benefit Plans;

(vii)                           any individual employment and ancillary agreements with Seller’s employees;

(viii)                        all deferred Tax assets and Tax attributes of Seller, including all net operating losses, deductions and credits, refunds, overpayments and prepayments of Taxes and all Tax Returns and related books and records pertaining to the period prior to the Closing Date;

(ix)                              the Retained Intellectual Property Assets, where “Retained IP Assets” means all Intellectual Property that relates to any Excluded Assets or Excluded Liabilities and does not relate to any Purchased Assets or Assumed Liabilities;

(x)                                 all rights, claims and causes of action that are now, or at the time of the Closing will be, used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business; and

(xi)                              other Excluded Assets described in Section 2.01(c)(xi) of Seller’s Disclosure Letter with which Buyer reasonably agrees.

2.02                        Consideration for Purchased Assets.

(a)         In consideration for the Purchased Assets, Buyer will assume the Assumed Liabilities at the Effective Time and will pay to Seller the net payment set forth on the Final Settlement Statement (the “Final Settlement Statement”), in the form attached hereto as Exhibit H, to be delivered by Seller to Buyer one (1) Business Day prior to the Closing Date (the “Purchase Price”).  At the Closing, Buyer will pay the Purchase Price to Seller in immediately available federal funds to an account designated by Seller. For the avoidance of doubt, each of Buyer and Seller acknowledges and agrees that consideration for the Warehouse Loans shall be paid separately, pursuant to the terms of the Correspondent Loan PSA.

(b)         On the Closing Date, Seller shall pay the Escrow Amount to the Escrow Agent to be held and disbursed in accordance with the terms of the Escrow Agreement as a source of funds to pay indemnification claims pursuant to Section 10.01 hereof.

2.03                        Proration of Expenses.

Except as otherwise specifically provided in this Agreement, it is the intention of the parties hereto that Seller shall operate for its own account the Business, until the Effective Time, and that Buyer shall operate for its own account the Business, after the Effective Time.  Thus, except as otherwise specifically provided in this Agreement, with respect to the Purchased Assets and Assumed Liabilities, items of expense, including, but not limited to, non-owner occupation fees, payment of amounts due under service contracts, payments of rent, taxes, utilities, operating costs passed through by the landlords and other amounts required to be paid by the tenant under leases, and all personal property taxes applicable to the personal property to be transferred hereunder, shall be prorated to the Effective Time.  Such proration shall include reimbursement to Seller for any security deposits theretofore made pursuant to any Lease, as well as any security deposits made by Seller in respect of Purchased Assets or Assumed Liabilities, all of which security deposits shall be held, on and after the Closing Date, for the benefit of Buyer.  Seller shall use commercially reasonable efforts to obtain final bills for all items of expense being prorated pursuant to this Section 2.03.

2.04                        Allocation of Purchase Price.

Seller and Buyer hereby agree to allocate the Purchase Price, the consideration received in respect of the Warehouse Loans and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code and file or cause to be filed in a timely fashion any information that may be required pursuant to regulations promulgated under the Code.

ARTICLE III

Closing, Transfers and Related Items

3.01                        Closing and Closing Date.

Unless this Agreement shall have been terminated and the transactions herein abandoned pursuant to Section 8.01, subject to the provisions of Article VII, the closing (the “Closing”) of the purchase and sale of Purchased Assets, the assumption of the Assumed Liabilities and the payment of the amounts required to be paid pursuant to Section 2.02 shall take place on (1) the date which is three (3) Business Days after the conditions set forth in Article VII have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions to be satisfied or waived on the Closing Date), or (2) such other date to which the parties may agree in writing.  The date on which the Closing occurs is herein called the “Closing Date”.  The parties hereby agree that the effective time (the “Effective Time”) of Closing for all purposes shall be 8:00 a.m. E.S.T. on the Closing Date or such other time as shall be agreed to by the parties.

3.02                        Closing Deliveries By Buyer.

At the Closing, Buyer will deliver or cause to be delivered to Seller:

(a)         An amount in cash equal to the Purchase Price by wire transfer of immediately available funds to such account as Seller may direct by written notice to Buyer;

(b)         A duly executed counterpart of the Escrow Agreement;

(c)          A duly executed counterpart of the assignment and assumption agreement, substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”);

(d)         A duly executed counterpart of the assignment and assumption agreements for the Leases that are assigned by Seller in form and substance satisfactory to Seller, Buyer and the landlord (the “Assignment of Leases”);

(e)          A duly executed counterpart of the Transition Services Agreement; and

(f)           A duly acknowledged counterpart of the trademark and copyright assignment in substantially the form of Exhibit J.

3.03                        Closing Deliveries by Seller.

At the Closing, Seller and Parent will deliver or cause to be delivered to Buyer:

(a)         An amount in cash equal to the Escrow Amount by wire transfer of immediately available funds to Wilmington Trust, as escrow agent (the “Escrow Agent”), under the Escrow Agreement;

(b)         A duly executed counterpart of the Escrow Agreement;

(c)          A duly executed original copy of the bill of sale (a “Bill of Sale”) in substantially the form of Exhibit I;

(d)         A duly executed counterpart of the Assignment and Assumption Agreement;

(e)          A duly executed counterpart of the Assignment of Leases;

(f)           A duly executed counterpart of the Transition Services Agreement;

(g)          A duly executed counterpart of the trademark and copyright assignment in substantially the form of Exhibit J; and

(h)         Such further instruments and documents as may be required to be delivered by Seller, Holdco or Parent pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser in connection with the Closing of the transactions contemplated hereby or to complete the transfer of the Assets and the Business to Buyer, including warranty deeds with respect to the real property being transferred to Buyer by Seller and good, sufficient instruments of assignment with respect to the Intellectual Property being transferred by Seller to Buyer in recordable form, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

3.04                        Further Assistance and Assurances.

Seller shall, at any time and from time to time, promptly, upon the reasonable request of Buyer, execute, acknowledge, deliver or perform, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and conferring to Buyer of title in and to the Purchased Assets and to effect the transactions contemplated by this Agreement.  Buyer shall, at any time and from time to time, promptly, upon the reasonable request of Seller, execute, acknowledge, deliver or perform, all such further acts, deeds, assumption agreements, transfers and assurances as may be required for the full assumption and transfer to Buyer of the Assumed Liabilities and to effect the transactions contemplated by this Agreement.  Each party agrees that if it receives any payment or amount after the Closing Date to which another party is entitled, the recipient shall promptly transfer such payment or amount to the party so entitled.  In addition, Seller shall take such steps prior to closing as may be reasonably necessary to assure that Buyer can operate the Business that it acquires on the Closing Date without material interruption and with a smooth transition.

3.05                        Other Consents.

Seller shall take all commercially reasonable action, at no cost to Buyer, to obtain such other Third Party Consents as are necessary to permit the sale, transfer, assignment and conveyance to Buyer of the Purchased Assets.  Nothing in this Agreement shall be construed as an attempt or agreement to assign any Purchased Asset or Assumed Liability which is not capable of being validly assigned, conveyed or transferred without the consent of a third party, unless such consent shall have been obtained and remain in full force and effect at the Closing.  If such consent in respect of a Purchased Asset or an Assumed Liability is not obtained prior to the Closing or does not remain in full force and effect at the Closing, Buyer and Seller will use reasonable efforts, at no cost to Buyer, to enter into a mutually agreeable, reasonable and lawful arrangement, including, subcontracting, sublicensing or subleasing, under which Buyer would obtain the benefit and assume the obligations in respect thereto from and after the Closing Date in accordance with this Agreement, and under which Seller would enforce at Buyer’s expense for the benefit of Buyer any and all rights of Buyer against a third party thereto, with Buyer assuming the obligations to the same extent as if they would have constituted an Assumed Liability (“Alternate Consents”), and for these purposes such liabilities would constitute an Assumed Liability.  Following Closing, and until such time that it becomes substantially certain that a particular Third Party Consent cannot be obtained, Buyer and Seller will continue efforts to obtain such Third-Party Consent, and upon obtaining such consent, Seller shall assign and transfer the Purchased Asset to Buyer, and Buyer shall assume such Assumed Liability pursuant to an assignment and assumption instrument reasonably satisfactory to each party.

ARTICLE IV

Representations and Warranties

4.01                        Disclosure Letter.

Prior to the execution and delivery of this Agreement, Seller shall deliver to Buyer a letter (the “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an informational exception to one or more representations or warranties contained in Section 4.02 or to one or more of the covenants contained in Article V.  The disclosure in the Disclosure Letter identifies exceptions only by the specific Section or subsection to which each entry relates.  Except as may be otherwise agreed to by Buyer in its reasonable discretion, such disclosure shall not limit Seller’s indemnity obligations under Section 10.1 hereof (except for Section 10.1(a)(i)).

4.02                        Representations and Warranties of Seller.

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows as of the date of execution of this Agreement and the Closing Date:

(a)         Organization, Standing and Authority.

(1)         Each of Seller and Holdco has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

(2)         Each of Seller and Holdco has all requisite power and authority to own, license, use, lease and operate its current assets and carry on its business (including the Business) as currently conducted, and is duly qualified in all material respects to do business in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business (including the Business) requires such qualification.

(3)         Holdco owns beneficially all of the capital stock of Seller, free and clear of all Liens.  There are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any equity interests of Seller, other than those that may be held by Holdco.  There are no Persons in which Seller owns, of record or beneficially, any direct or indirect equity interest or other interest or right.

(b)         Corporate Authority.  This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller and Holdco and this Agreement has been duly authorized, executed and delivered by each of Seller and Holdco.  This Agreement is a valid and legally binding obligation of Seller and Holdco, and, assuming due authorization, execution and delivery by Buyer and Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Each of Seller and Holdco has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)          Regulatory Approvals; No Conflicts.

(1)         No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be obtained or made by Seller in connection with the execution, delivery or performance by Seller of this Agreement or to consummate the transactions contemplated hereby, except for consents, approvals, filings, applications, notices or registrations, and the termination of any applicable waiting periods under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), (B) relevant state mortgage banking licensing or supervisory authorities, (C) the VA, FHA, FNMA, FHLMC and HUD, (D) any applicable foreign laws or regulations or to any foreign Governmental Authority, (E) the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or any other federal or state bank regulatory agency, (F) as disclosed in Section 4.02(c)(1) of Seller’s Disclosure Letter and (G) Third Party Consents.  As of the date hereof, Seller has no Knowledge of any reason why the approvals or consents (including Alternate Consents) set forth as conditions to closing in Sections 7.01(a) will not be received in a timely manner.  It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, although Seller shall use its commercially reasonable efforts to obtain all Third Party Consents prior to the Closing, the failure to obtain any or all of such consents shall not result in a breach of any representation and warranty in this Agreement.

(2)         Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, required filings under federal and state securities laws and the third party consents or approvals referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not in any material respect (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, or result in the modification or cancellation of, or the loss of a benefit under, any Applicable Law, License, or contract, agreement, Mortgage, indenture or instrument to which Seller or Holdco are now a party, or by which Seller, Holdco, the Business or any of the Purchased Assets and Assumed Liabilities are subject or bound, (B) constitute a breach or violation of, or a default under, Seller’s or Holdco’s certificate of incorporation or by-laws, or (C) require any consent or approval under any such Applicable Law, License, contract, agreement, indenture or instrument.

(d)         Title to and Sufficiency of Purchased Assets.

(1)         Subject to the receipt of the Third Party Consents, the sale and delivery to Buyer of the Purchased Assets pursuant to the provisions of this Agreement will transfer to Buyer good, valid and marketable title to the Purchased Assets (or, as to any leased property, a valid leasehold interest), free and clear of any Liens (other than (A) Liens that are set forth in Section 4.02(d) of the Disclosure Letter; (B) mechanics’, carriers’, workmen’s, repairmen’s purchase money security interests or other like Liens arising or incurred in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (C) Liens created by Buyer (collectively, “Permitted Liens”).  Other than Persons having an interest in Permitted Liens that are set forth in Section 4.02(d) of the Disclosure Letter, no person other than Seller has any interest in (i) any of the Purchased Assets or (ii)

Seller’s leasehold interest in any leases of real or personal property included in the Purchased Assets.

(2)         Subject to the receipt of any required Third Party Consents, and except for the Excluded Assets, the Purchased Assets, together with Buyer’s rights under the Acquired Intellectual Property Licenses, and Ancillary Agreements, constitute all of the assets, properties and rights used in or necessary for the conduct of the Business as heretofore conducted by Seller and are sufficient to operate the Business as it is conducted as of the date hereof and to permit Buyer to perform in the ordinary course of business its obligations under the Assumed Liabilities consistent with the standards set forth therein.

(e)          Litigation.  Except as set forth in Section 4.02(e) of the Disclosure Letter, to Seller’s Knowledge, no material litigation, suit, claim, action, arbitration, investigation or similar proceeding is pending against Seller with respect to the Business, or relating to or involving any of the Purchased Assets or Assumed Liabilities and, to Seller’s Knowledge, no such material litigation, suit, claim, action, arbitration, investigation or similar proceeding has been threatened in writing nor, to Seller’s Knowledge, does there exist any fact or circumstance that would be reasonably expected to give rise to any such material litigation, claims, actions, arbitrations or investigations or other proceedings.

(f)           Regulatory Matters.  None of Seller or to the Knowledge of Seller, any Key Employee is (or in the last five (5) years has been) a party to or is subject to any suspension, debarment, outstanding order, decree, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of banks and their holding companies, or mortgage banking (including, without limitation, the Federal Reserve Board and any Agency) or the supervision or regulation of Seller (each, a “Regulatory Authority”).

(g)          Compliance with Laws.

(1)         The Business, including without limitation, the origination, servicing and sale of Mortgage Loans, is being and has been conducted and operated in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including without limitation the Real Estate Settlement Procedures Act, the Home Owner’s Equity Protection Act and the Truth in Lending Act and all similar federal, state and local, consumer credit, consumer finance and predatory lending laws and regulations (“Applicable Law”).

(2)         Seller holds all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to own or lease the Purchased

Assets and to conduct the Business in all material respects as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no event has occurred or other fact exists with respect to such permits, licenses, authorizations, orders and approvals that allows, or after notice or lapse of time or both would allow, for revocation or terminate of any such permits, licenses, authorizations, orders and approvals or any other impairment of the rights of the holder thereof.

(h)         Specified Contracts; Defaults.

(1)         Section 4.02(h) of the Disclosure Letter lists the following written contracts related to the Business in existence as of the date hereof to which Seller is a party (the “Specified Contracts”), which list includes all such contracts to which Seller is a party:

1.                                      any agreement other than loan commitments and loan purchase and sale agreements, if (x) the performance remaining thereunder involves aggregate consideration to or by Seller in excess of $25,000 per annum and (y) such agreement is not cancelable, without material penalty, by Seller on 90 days’ or less notice;

2.                                      any agreement which restricts or contains limitations on the ability of Seller to compete in any line of business, to the extent that any such provisions would be binding upon, or enforceable against, Buyer in its operation of the Business or the use of the Purchased Assets after Closing;

3.                                      any agreement Seller, on the one hand, and any Key Employee or any of his or her Affiliates, on the other hand, relating to services provided with respect to the Business or the Purchased Assets other than in the ordinary course of their business;

4.                                      any individual employment contracts binding on Seller not terminable upon 60 days or less notice by Seller and which provide for aggregate payments to any Prospective Employee in any calendar year in excess of $25,000;

5.                                      any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the Purchased Assets except for Permitted Liens;

6.                                      any agreement for the sale or purchase of personal property (other than loans) having a value individually, with respect to all sales or purchases thereunder after the date hereof, in excess of $10,000;

7.                                      any agreement for the sale or purchase of fixed assets or real estate having a value after the date hereof in excess of $10,000 other than real estate acquired by foreclosure;

8.                                      any agreement involving Acquired Intellectual Property or relating to the provision of data processing, network communication or other technical services to or by Seller with annual payments by Seller in excess of $25,000; and

9.                                      all material Acquired Intellectual Property Licenses.

(2)         (i) Each Specified Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against Seller or its Affiliates and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as would not reasonably be expected to result in a Material Adverse Effect, (ii) neither Seller, nor, to the Knowledge of Seller, any other party to any such contract is in violation or breach of or in default under any Specified Contract in any material respect and (iii) to the Knowledge of Seller, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  Seller has delivered to or made available for inspection to Buyer true and correct copies (or if none exist, reasonably complete and accurate written descriptions) of each contract listed in Section 4.02(h) of the Disclosure Letter, together with all amendments and supplements thereto.

(i)             No Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Buyer could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or Holdco.

(j)            Taxes.

(i)                                     Seller has timely filed all material Tax Returns related to the Business that it was required to file.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws and regulations.  All material Taxes related to the Business owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file a Tax Return related to the Business.  There are not any outstanding claims in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to the Business.

(ii)                                  With respect to the Business, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all forms required with respect thereto have been properly completed and timely filed.

(iii)                               No federal, state, local or foreign audits, examinations, other administrative proceedings or court proceedings or, to the Knowledge of Seller, investigations, are currently ongoing, pending or threatened with regard to any Taxes or Tax Returns related to the Business.

(iv)                              None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

(k)         Real Property; Leases.

(1)         Seller owns no real property except residential real estate acquired from time to time upon foreclosure.  Section 4.02(k) of the Disclosure Letter sets forth all real property leasehold estates owned by Seller and used in the Business as of the date hereof.  Seller has a valid, subsisting and enforceable leasehold interest in the Office Leases, in each case free and clear of all Liens, other than (A) Permitted Liens, (B) subleases and similar agreements set forth in Section 4.02(k) of the Disclosure Letter, (C) easements, covenants, rights-of-way and other similar restrictions of record which do not materially interfere with Seller’s use of such property in the Business, (D) any conditions that may be shown by a current, accurate survey or physical inspection of any real property made prior to the Closing Date and (E) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or on any leased property and subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions.  Seller as lessee has the right under the Office Leases to occupy, use, possess and control all real property leased by such Seller as now occupied by Seller for use in the Business.

(2)         Section 4.02(k) of the Disclosure Letter sets forth all fixed asset leasehold estates owned by Seller and used in the Business as of the date hereof.  Seller has a valid, subsisting and enforceable leasehold interest in each such leasehold identified as an Equipment Lease, in each case free and clear of all Liens other than Permitted Liens.

(3)         Each Lease is a valid and binding agreement of Seller, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a material default or event of default by Seller under any such Lease or, to Seller’s Knowledge, by any other party thereto.

(l)             Insurance.  Section 4.02(l) of the Disclosure Letter sets forth a complete and correct list of all policies of insurance relating to the Purchased Assets and the Business (other than title insurance policies or insurance policies relating exclusively to Mortgage Loans or other loans originated or serviced by Seller) that name Seller as an insured party thereunder including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible.  Seller has delivered to or made available for inspection by Buyer a true and correct copy of all such policies together with (i) all riders and amendments thereto and (ii) if completed, the applications for each of such policies.  Neither Seller nor any of its Affiliates maintains any self-insurance arrangement with respect to the Business.  The insurance policies listed in Section 4.02(l) of the Disclosure Letter include all policies of insurance that are required by material contracts relating to the Business, in the amounts required under the respective contracts.  All the insurance policies listed in Section 4.02(l) of the Disclosure Letter are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any such policy, Seller is not in material default thereunder, and all claims thereunder have been filed in due and timely fashion.

(m)     Employee Benefit Plans.

(1)         Section 4.02(m) of Seller’s Disclosure Letter sets forth the Compensation and Benefit Plans.  True and complete copies of all such Compensation and Benefit Plans have been delivered to or made available for inspection by Buyer.  All such Compensation and Benefit Plans have been operated and administered in all material respects in accordance with Applicable Law, including but not limited to, ERISA and the Code.  Any Compensation and Benefit Plan intended to be qualified under section 401(a) of the Code has received and is currently entitled to rely on a favorable determination or opinion letter providing that such plan is so qualified.

(2)         Neither the execution of this Agreement nor the consummation of the Purchase will entitle any Prospective Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof.

(3)         None of the Compensation and Benefit Plans are “multiemployer plans” or “defined benefit plans” within the meaning of section 3(37) and 3(35) of ERISA, respectively.

(4)         There are no pending or, to the Knowledge of Seller, threatened or anticipated material claims by or on behalf of any Compensation and Benefit Plan, by any employee or beneficiary under any such Compensation and Benefit Plan or otherwise involving any such Compensation and Benefit Plan (other than routine claims for benefits).

(n)         Labor Matters.  Seller is not a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Seller pending or, to Seller’s Knowledge, threatened in writing, nor does Seller have any Knowledge of any activity involving employees of Seller seeking to certify a collective bargaining unit or engaging in other organizational activity.  Seller is in material compliance with all Applicable Law respecting employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practices.

(o)         Environmental Matters.

(1)         Seller is in compliance in all material respects with all applicable Environmental Laws.

(2)         Seller possesses all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the Business as presently conducted.

(3)         Seller has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any hazardous substance pursuant to any Environmental Law since January 1, 2005.  To the Knowledge of Seller, since January 1, 2005, there have been no releases, spills and discharges of Hazardous Substances that could reasonably be expected to require either reporting or remediation, or to result in material liability pursuant to any Environmental Law on or underneath any Purchased Asset which is real property owned or leased by Seller.

(4)         There are no writs, injunctions, decrees, orders or judgments outstanding, or any Actions or, to the Knowledge of Seller, investigations or inquiries pending or, to the Knowledge of Seller, threatened in writing, relating to compliance by Seller with any Environmental Law.

(p)         Mortgage Banking Representation.

(1)         Mortgage Banking Qualification.  Seller (a) to the extent required for the conduct of the Business as currently conducted, is approved (i) by HUD as an approved mortgagee for FHA Loans, and (ii) by VA as an approved lender for VA Loans, (b) has all other material certifications, authorizations, licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Business (or, where legally permissible, any waiver of or exemption from any of the foregoing by such

Agency or State Agency) as currently conducted; and (c) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender.  Seller has not received any notice or information from any Governmental Authority that it intends to terminate or restrict Seller’s or any Key Employee’s status as an approved participant in its programs for which Seller is as of the date hereof registered, approved or authorized.

(2)         Repurchase/Indemnification.  Section 4.02(p)(2) of Seller’s Disclosure Letter contains a true and correct list of each written audit, investigation report or complaint in respect of Seller by any Agency, Investor or Insurer received by Seller since January 3, 2011 which asserted a material failure to comply with Applicable Requirements affecting the Business or the Purchased Assets or resulted in (a) a repurchase by Seller of Mortgage Loans and/or REOs acquired as a result of a default under a Mortgage Loan from such Agency, Investor or Insurer, (b) indemnification by Seller in connection with Mortgage Loans, or (c) rescission of an insurance or guaranty contract or agreement applicable to Mortgage Loans.

(q)         Corporate Documents.  Seller has delivered to or made available for inspection by Buyer true and correct copies of its current certificate of incorporation and by-laws.

(r)            Servicing.  Seller does not service Mortgage Loans in the ordinary course of business; provided, however, that from time to time Seller may service Mortgage Loans on an interim basis prior to the sale of such Mortgage Loans to third parties.

(s)           Financial Reports; No Material Adverse Effect.

(1)         Section 4.02(s) of the Disclosure Letter sets forth the audited balance sheets and the related statements of operations and comprehensive income, Stockholders’ equity and cash flows of Seller for the fiscal year ended December 31, 2011 (the “Seller Audited Financial Statements”) and unaudited balance sheet and the related statement of operations and comprehensive income for the nine months ended on September 30, 2012 (or ended on such subsequent quarterly period as becomes available on or prior to the Closing Date) (the “Seller Interim Financial Statements,” which, together with the Seller Audited Financial Statements, the “Seller Financial Statements”). Each of the balance sheets contained in the Seller Financial Statements (including the related notes and schedules thereto) fairly presents, in all material respects, the financial position of Seller as of its date, and each of the statements of income and shareholder’s equity and cash flows or equivalent statements contained in the Seller Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the results of operations, consolidated changes in shareholder’s equity and consolidated changes in cash flows, as the case may be, of Seller for the periods to which they relate, in each case in accordance with

GAAP consistently applied during the periods involved except that the unaudited financial statements do not contain notes and are subject audit adjustments and accruals in the ordinary course.

(2)         The books, records and accounts of the Business accurately and fairly reflect in all material respects, in reasonable detail, the transactions and the assets and liabilities of the Business.  The Business maintains a system of internal accounting and disclosure controls and procedures which Seller reasonably believes sufficient to record, summarize and report financial data and provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization.  No fraud has occurred involving management or other employees who have a significant role in such internal controls and procedures.

(3)         Since September 30, 2012, (A) Seller has conducted the Business only in the ordinary course of its business (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (B) Seller has not incurred any material liability other than in the ordinary course of business, (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or is reasonably likely to have a Material Adverse Effect on the Business and (D) none of the actions set forth in Section 5.01 of this Agreement have occurred with respect to the Business, the Purchased Assets or the Assumed Liabilities.

(t)            Intellectual Property.  The following representations are made solely with respect to the Software, Acquired Intellectual Property and Acquired Intellectual Property Licenses.

(1)         All Software and Acquired Intellectual Property that is material to the conduct of the business and/or that is the subject of a subsisting registration or issued Patent or pending application for registration or issued Patent is set forth in Section 4.02(t) of Seller’s Disclosure Letter.  All Acquired Intellectual Property Licenses are set forth in Section 4.02(t) of Seller’s Disclosure Letter (except for generally available “shrinkwrap”, over-the-counter, “clickwrap” and other similar licenses that are not enterprise licenses).

(2)         Seller has sufficient rights to use all Software, Acquired Intellectual Property and Intellectual Property and Software licensed under the Acquired Intellectual Property Licenses (“Licensed Intellectual Property”) as currently used by it in connection with the Business.

(3)         To the Knowledge of Seller, the Software and the Acquired Intellectual Property and Seller’s use of the Software, Acquired Intellectual

Property and Licensed Intellectual Property as currently used by Seller in connection with the Business, does not violate or infringe the Intellectual Property or proprietary rights of any other Person except as set forth in Section 4.02(t)(3) of Seller’s Disclosure Letter.  Except as set forth in Section 4.02(t)(3) of Seller’s Disclosure Letter, in the three (3) years preceding this Agreement, there has not been any suit, action or other proceeding, and to Seller’s Knowledge, no suit, action or other proceeding is pending against Seller concerning any claim that any of Seller’s use of the Software, Acquired Intellectual Property or Licensed Intellectual Property as currently used by Seller in connection with the Business infringes or violates the Intellectual Property rights of any other Person, or that Seller has breached any Acquired Intellectual Property License.  No claim has been asserted in writing against Seller that its use of the Software, Acquired Intellectual Property or Licensed Intellectual Property as currently used by it in connection with the Business infringes or violates the Intellectual Property rights of any other Person, or that Seller has breached any Acquired Intellectual Property License.

(4)         There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would reasonably be expected constitute a material breach by any of Seller, or to Seller’s Knowledge another Person, under any Acquired Intellectual Property License.  No party to any Acquired Intellectual Property License has given Seller notice of its intention to cancel, terminate or fail to renew any such Acquired Intellectual Property License.

(5)         To Seller’s Knowledge, no Person is infringing or violating any of Seller’s intellectual property rights in the Software or Acquired Intellectual Property.

(6)         E business.

1.                                      Seller’s web sites are in material compliance with all Applicable Requirements.

2.                                      Seller has operated their web sites in material conformance with its privacy policies.

(u)         Other than (i) as may be specifically disclosed or reserved against in the Seller Financial Statements, (ii) liabilities incurred in the ordinary course of business after the date of the Seller Interim Financial Statements, (iii) liabilities under the executory portion of any Specified Contract (other than obligations due to breaches or non-performance under such Specified Contracts, none of which would, individually or in the aggregate, reasonably be expected to be material to Seller), (iv) liabilities that constitute transaction expenses of Seller, (v) liabilities that would be required to be accrued under GAAP or (vi) liabilities that individually would not be material to Seller, Seller does not have any liabilities or obligations accrued, contingent or otherwise of any nature.

(v)         Both immediately before the Closing Date and immediately after the consummation of the transactions contemplated by this Agreement, (a) the sum of the assets of Seller, at fair valuation, will exceed its debts, (b) the present fair saleable value of the assets of Seller will be greater than the amount required to pay the liabilities of Seller on its debts as such debts become absolute and mature and (c) Seller will have sufficient capital with which to conduct its businesses.  The transfer, assignment, and conveyance of the Purchased Assets by Seller pursuant to this Agreement are not subject to the bulk transfer provisions or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance.

4.03  Representations and Warranties of Parent.  Except as set forth in the Disclosure Letter, Parent represents and warrants to Buyer as follows as of the date of execution of this Agreement and the Closing Date.

(a)         Organization, Standing and Authority. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to own, license, use, lease and operate its current assets and carry on its business as currently conducted, and is duly qualified in all material respects to do business in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification.

(b)         Corporate Authority.  This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Parent. This Agreement has been duly authorized, executed and delivered by Parent.  This Agreement is a valid and legally binding obligation of Parent, and, assuming due authorization, execution and delivery by Seller and Buyer, this Agreement is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)          Approvals; No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not, in any material respect, (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, or result in the modification or cancellation of, or the loss of a benefit under, any Applicable Law, License, contract, agreement, Mortgage, indenture or instrument to which Parent is now a party, or by which Parent is subject or bound; (ii) constitute a breach or violation of, or a default under Parent’s certificate of incorporation or by-laws; or (iii) require any consent or approval under any such Applicable Law, License, contract, agreement, Mortgage, indenture or instrument.

4.04  Representations and Warranties of Buyer.

Except as set forth in Section 4.04 of the Disclosure Letter, Buyer represents and warrants to Seller as follows as of the date of execution of this Agreement and the Closing Date:

(a)         Organization, Standing and Authority.  Buyer has been duly organized and is existing in good standing as a corporation organized under the laws of the State of Delaware.  Buyer has the requisite power and authority to own its current assets and carry on its business as currently conducted, and is duly qualified to do business in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification.

(b)         Corporate Authority. Buyer has full corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and do not require the approval of any shareholder or shareholders and this Agreement has been duly authorized, executed and delivered by Buyer.  This Agreement is a valid and legally binding agreement of Buyer, and, assuming due authorization, execution and delivery by Seller and Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)          Regulatory Approvals; No Conflicts.

(1)         No consents or approvals of, or filings with, any Governmental Authority or any Third Party Consents are required to be obtained or made by Buyer or any of its Affiliates in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the transactions contemplated hereby, except for consents, approvals, filings, applications, notices or registrations, and the termination of any applicable waiting periods under (A) under the HSR Act, (B) relevant state mortgage banking licensing or supervisory authorities, (C) the VA, FHA, FNMA, FHLMC, GNMA and HUD, (D) any applicable foreign laws or regulations or to any foreign Governmental Authority, and (E) the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or any other federal or state bank regulatory agency.

(2)         Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the expiration of the related waiting periods, the Third Party Consents, or required filings under federal and state securities laws and the consents and approvals referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Applicable Law, License, or contract, agreement, indenture or instrument of either of Buyer or of any of its Affiliates or to which either of Buyer or any of its Affiliates or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, its certificate of incorporation or by-laws, or (C) require any consent or approval under any such Applicable Law or License, contract, agreement, indenture or instrument.

(3)         Buyer (a) to the extent required for the conduct of the Business as currently conducted in respect of the Purchased Assets, is approved or, by the Closing, will be approved, (i) by HUD as an approved mortgagee for FHA Loans, and (ii) by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages, (b) has all other material certifications, authorizations, Licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Business in respect of the Purchased Assets (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency or State Agency), excluding such approvals that may be required by Buyer solely to be an eligible participant in a program of such state or local Governmental Authorities or State Agencies, and (c) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender.

(d)         Litigation; Regulatory Action.  No litigation, suit, claim, action, arbitration, investigation or other proceeding is pending against Buyer or any of its Affiliates and, to the best of Buyer’s Knowledge, no such litigation, suit, claim, action, arbitration, investigation or other proceeding has been threatened in writing except where such litigation, claim, action, arbitration, investigation, or other proceeding would not have a Material Adverse Effect on Buyer.

(e)          No Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Buyer or any of its Affiliates.

ARTICLE V

Covenants

5.01  Conduct of Business.

From the date hereof until the Closing Date, except (i) as contemplated by this Agreement, (ii) as required by Applicable Law, Governmental Authority or Regulatory Authority, or (iii) to the extent that Buyer provides prior written consent to do otherwise, which consent may not be unreasonably withheld, Seller shall operate the Business only in the ordinary course and:

(a)         Seller shall use best efforts to (i) maintain Seller’s corporate existence in good standing, (ii) maintain the general character of the Business, (iii) maintain proper business and accounting records relative to the Business, (iv) to preserve relationships with Key Employees and other Prospective Employees, customers, suppliers, correspondents, brokers, Investors and Insurers of the Business, (v) maintain the Purchased Assets in good condition and repair, ordinary wear and tear excepted, (vi) maintain procedures for protection of the Acquired Intellectual Property, and (vii) maintain presently existing insurance coverages with respect to the Purchased Assets and the Business; and

(b)         Seller shall not:

(i)                                     enter into any Specified Contract relating to the Business (other than those contemplated by this Agreement, related to Excluded Assets or Excluded Liabilities, or related to the Warehouse Line Lenders or Warehouse Line Guarantees) or terminate or amend or modify in any material respect any such existing Specified Contracts;

(ii)                                  enter into or amend or renew any individual employment agreements with any Prospective Employee which are not terminable upon 60 days or less notice by Seller;

(iii)                               except for isolated increases in the ordinary course in connection with annual reviews and not exceeding 5% or other isolated increases as to which Buyer gives its prior written consent which such consent will not be unreasonably withheld, grant any salary or wage increase or increase any employee benefit for any Prospective Employee (including incentive or bonus payments);

(iv)                              sell, transfer, assign or otherwise dispose of or encumber any of the Purchased Assets, except for the Warehouse Loans, in one transaction or a series of related transactions;

(v)                                 except as set forth in Section 5.01(b)(v) of the Disclosure Letter, cancel any debt or settle or compromise any claim, action, suit or proceeding pending or threatened against Seller, the Business or the Assets, except in the ordinary course of business;

(vi)                              make any capital expenditure or commitment relating to the Business in excess of (A) $7,500 per project or related projects or (B) $15,000 in the aggregate other than expenditures necessary to maintain in good repair existing assets;

(vii)                           except with respect to endorsements of negotiable instruments in the ordinary course of their business consistent with past practice or, with respect to their mortgage banking business, the ordinary course of business in accordance with past practice, incur, assume or guarantee or otherwise become responsible for any indebtedness for borrowed money which will constitute an Assumed Liability as of the Closing Date;

(viii)                        enter into any joint venture, partnership or other similar arrangement, form any other new material arrangement for the conduct of its business or purchase any material assets or securities of any Person;

(ix)                              terminate, cancel or amend any material insurance coverage maintained by Seller with respect to the assets or activities of the Business which is not replaced by an adequate amount of insurance coverage at reasonable cost;

(x)                                 merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it;

(xi)                              enter into any transaction or any contract with any Affiliate, except in the ordinary course of business;

(xii)                           transfer, mortgage, encumber or otherwise dispose of any of the Pipeline Loans, Warehouse Loans or Forward Commitments other than in the ordinary course of business, provided that Seller shall deliver to Buyer all Pipeline Loans that are eligible to be delivered under Buyer’s customary eligibility criteria pursuant to Forward Commitments with Buyer;

(xiii)                        make or acquire any residential mortgage loan or issue a commitment for any residential loan except for residential mortgage loans and commitments that are made or acquired in the ordinary course of business consistent with past practice that, except in isolated incidences, are eligible for sale without a loss under a Forward Commitment;

(xiv)                       except as necessary in order to comply with Applicable Laws or the requirements of this Agreement, make any material changes in its policies and practices with respect to (a) underwriting, pricing, originating, acquiring or buying or selling rights to service loans or (b) hedging the Warehouse Loans or Pipeline Loans;

(xv)                          make any changes to its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Seller’s independent public accountant;

(xvi)                       except as set forth in Section 5.01(b)(xvi) of the Disclosure Letter, settle any action filed or otherwise instituted against it, the Purchased Assets or the Business if such settlement would contain any relief against the Purchased Assets or Buyer’s operation of the Business other than monetary damages;

(xvii)                    agree to do any of the foregoing; or

(xviii)                 enter into any new master loan sale agreements with any Investors, originate any new loan products or materially modify any existing loan products.

5.02  Access; Confidentiality.

(a)         Seller agrees to permit Buyer and its Representatives to have, during the period from the date hereof to the Closing Date, reasonable access to the premises, books and records relating to the Business and the Purchased Assets during normal business hours.  Seller agrees to make available to Buyer upon reasonable advance notice and during normal business hours, the employees of Seller involved in the conduct of the Business and the operation of systems, as Buyer may reasonably request, provided that such availability shall not unreasonably interfere with the normal operations of Seller.  Seller shall furnish Buyer with such financial and operational data and other information relating to the Business as Buyer shall from time to time reasonably request and shall reasonably cooperate with Buyer with respect to Buyer’s need to plan for and coordinate the integration of the Purchased Assets and to prepare to undertake its obligations under the Ancillary Agreements.

(b)         Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.02 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of Applicable Law, and other exceptions set forth in the Confidentiality Agreement, Buyer will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 5.02 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by Buyer to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of Seller or (4) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement will otherwise fail to be consummated, Buyer will promptly cause all copies of documents or extracts thereof containing information and data as to Seller, to be returned to Seller at Buyer’s expense, or (at Seller’s option) confirm in writing to Seller that it has completely destroyed all such copies, documents, extracts, information and data.

(c)          In addition to the confidentiality arrangements contained in this Agreement, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to clause (a) above) will be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement, dated August 28, 2012, between Buyer and Seller (the “Confidentiality Agreement”).  In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of the Confidentiality Agreement will govern.

(d)         Seller agrees that following the Closing Date, Buyer and its Representatives shall have reasonable access, during normal business hours, to the books, records, documentation, manuals, files and other information or data of Seller to the extent they relate to the Business or Purchased Assets or Assumed Liabilities during the period prior to the Closing Date (and shall permit such Persons to examine and copy such books, records, documentation, manuals, files and other information or data of Seller to the extent reasonably requested by such party), and shall cause the officers and employees of Seller to furnish (to Buyer or any of its Affiliates, or any regulator of Buyer or any of its Affiliates) all information reasonably requested by, and otherwise cooperate with (including, without limitation, causing employees to assist Buyer or any of its Affiliates by requiring such employees to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors) Buyer with respect to the Business, Purchased Assets or Assumed Liabilities, in connection with regulatory compliance, indemnification claim verification, pending or threatened litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes.  During the period required under the longer of Buyer’s record retention policy or Seller’s record retention policy, Seller shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to Buyer.

(e)          Buyer agrees that following the Closing Date, Seller and its Representatives shall have reasonable access, during normal business hours, to the books, records,

documentation, manuals, files and other information or data of Buyer to the extent they relate to the Purchased Assets or Assumed Liabilities during the period prior to the Closing Date (and shall permit such Persons to examine and copy such books, records, documentation, manuals, files and other information or data of Seller to the extent reasonably requested by such party), and shall cause the officers and employees of Buyer to furnish (to Seller or any of its Affiliates, or any regulator of Seller or any of its Affiliates) all information reasonably requested by, and otherwise cooperate with (including, without limitation, causing employees to assist Seller or any of its Affiliates by requiring such employees to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors) Seller with respect to the Purchased Assets or Assumed Liabilities, in connection with regulatory compliance, indemnification claim verification, pending or threatened litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes.  During the period required under the longer of Buyer’s record retention policy or Seller’s record retention policy, Buyer shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(f)           Buyer acknowledges that, in connection with the transfer of the Purchased Assets, and in particular Files and Records and electronically stored data, some portion of such Files and Records and electronically stored data will include information and data that is not part of the Purchased Assets.  To the extent that this data is subject to privacy or other similar regulations, restrictions or rules, Buyer agrees: (i) to maintain all of such information and data in confidence; (ii) not to utilize such data for any purpose whatsoever; and (iii) upon request of Seller, where such information is identified, to transfer and return such data to Seller to the extent reasonably practical.

5.03  Transition Services Agreement.  Prior to or simultaneous with the Closing, Seller and Buyer shall execute a transitional services agreement (the “Transition Services Agreement”) in the form attached hereto as Exhibit F, pursuant to which Buyer will agree to perform for Seller certain services and Seller will agree to perform for Buyer certain cervices for a reasonable fee.

5.04  Taking of Necessary Action.

(a)         Both Seller and Buyer will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each of Seller and Buyer will have the right to review in advance, and to the extent practicable each will consult with the other with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case subject to Applicable Laws relating to the exchange of information.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each of Buyer and Seller commits to submit all required applications or notices to the appropriate Governmental Authorities within 15 Business Days of the date of this Agreement.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. To the extent necessary, Buyer and Seller shall cause their respective Affiliates to take any action necessary in connection with the foregoing.

(b)         On or prior to Closing, Seller shall use commercially reasonable efforts to cause substantially all of its mortgage brokers to consent to an assignment of their existing broker agreements with Seller to Buyer and to execute any document necessary to effectuate such assignment including an addendum to the existing mortgage broker agreement between such broker and Seller.

5.05  Disclosure.

Except as contemplated by the terms of this Agreement or as may otherwise be required by law, Governmental Authority, Regulatory Authority or the rules and regulations of each stock exchange upon which the securities of any party to this Agreement are listed, neither Seller nor Buyer, nor any of their respective Affiliates, will disclose to any Person not a party hereto (other than Affiliates and Representatives, who shall be bound by this provision) the terms of this Agreement.  Seller and Buyer agree to consult with each other prior to issuing any press release relating to the transactions contemplated by this Agreement.  Seller will not make or deliver any written communication with borrowers or other customers of Seller or with Prospective Employees or Leave Recipients related to the transactions contemplated hereby without the prior consent of Buyer which consent shall not be unreasonably withheld.

5.06  No Solicitation.

Prior to the Closing only, Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of this Agreement with any parties other than Buyer with respect to the sale of the Business as a whole.

5.07  Non-Competition Agreement.

For a period from the Closing Date until the third anniversary of the Closing Date, Seller shall not in the United States (i) directly or indirectly, either as a principal, partner, agent, manager, stockholder, director, officer, employee, consultant or in any other capacity, enter into or conduct a business that competes in the Business, other than the disposition of the Excluded Assets to third parties in which no Key Employee has an ownership, employment or consulting interest (the “Restricted Business”); provided, however, that passive ownership of less than 5% of the voting stock of any corporate entity engaged in the Restricted Business shall not constitute a violation hereof or (ii) acquire or enter into an agreement to acquire or merge or consolidate with any corporation or other business entity whose primary business on a consolidated or combined basis with all its Affiliates is the Restricted Business.  Notwithstanding the foregoing, nothing in this Section 5.07 shall be deemed to restrict any broker dealer or asset management businesses or activities.

5.08  Non-Solicitation of Employees.

For the period from the Closing Date until the third anniversary of the Closing Date, Seller shall not directly or indirectly solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Buyer or otherwise interfere with Buyer’s employment relationship with any Transferred Employee as of the date of this Agreement; provided, however, that this Section 5.08 shall not apply (a) if any such employee has been terminated by Buyer or any of its Affiliates for any reason, or by Seller at Buyer’s request or (b) if such employee is hired by a Seller as a result of a general solicitation for employment in newspaper advertisements, websites or other media of general solicitation not specifically targeted to employees of Buyer; or (c) if Buyer indicates by written consent that this Section 5.08 shall not apply to a specific employee.

5.09  Parent Guarantee.

To induce Buyer to enter into this Agreement, and to enter into and perform various transactions contemplated hereby, for a period of three years from the Closing Date, Parent absolutely, unconditionally and irrevocably guarantees to Buyer and its successors and permitted assigns, the prompt and complete payment and performance as and when due (whether at stated maturity, by acceleration or otherwise), of all existing and future obligations of Seller to Buyer under, pursuant to or in connection with Article X of this Agreement, provided that the maximum liability of Parent with respect to such guarantee shall not exceed $2,500,000 (the “Guaranteed Amount”), provided further that if during the three-year period following the Closing Date the payment of sums from the Escrow Amount is unavailable for immediate payment, for any reason, at the time at which a payment under an indemnity claim made pursuant to the provisions set forth in Article X of this Agreement would otherwise be required to be made pursuant to the terms of the Escrow Agreement and such circumstances have not arisen as a result of full or partial exhaustion of the Escrow Amount by previous indemnity claims of Buyer, Buyer and its successors and permitted assigns may instead pursue payment of such indemnity claim under this guarantee to the extent of the Escrow Amount that is unavailable as a result of the foregoing and in any case only up to a maximum of $7,500,000 (inclusive of the Guaranteed Amount) cumulatively for such claims under such conditions (the “Alternative Guaranteed Amount”).  Buyer shall make all claims against the Guaranteed Amount or the Alternative Guaranteed Amount, as applicable, mutatis mutandis in accordance with the procedures set forth in Section 10.05. Parent’s obligations hereunder are primary and not secondary and are unconditional and shall not be affected by any other circumstance relating to the guarantee that might otherwise constitute a legal or equitable discharge of or defense to this guarantee (excluding the defense of payment, which is not waived).  This is a guarantee of payment and not a guarantee of collection, and Parent agrees that Buyer may resort to Parent for payment of any of the guarantee owed to it whether or not Buyer shall have proceeded against Seller for any of the obligations giving rise to the guarantee and whether or not Buyer has pursued any other remedy available to it.  Buyer shall not be obligated to file any claim relating to the guarantee in the event that Seller becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect Parent’s obligations hereunder.

5.10  Pipeline Loans.

On the date that is one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer a report of Seller’s Pipeline Loans as of such date prepared by the Mortgage Industry Advisory Corporation.

5.11  Use of Name.

Seller, Holdco and Parent agree, for themselves and their Affiliates, that from and after the Closing none of them will use the name “ClearPoint” or any abbreviation of or derivation from that name or any name similar to it in any form whatsoever, including in respect of advertising and promotional materials, provided that Buyer hereby grants to Seller a limited license permitting Seller to use the name “ClearPoint”, (i) during the term of the Transition Services Agreement, strictly in connection with the services Seller shall provide to Buyer pursuant to the Transition Services Agreement, (ii) in connection with filings with Governmental Authorities and Regulatory Authorities and (iii) in connection with the filing of Tax Returns.  Notwithstanding the foregoing, Buyer acknowledges and agrees that nothing contained in this Agreement shall require Seller to amend its certificate or articles of incorporation or similar governing document to change its legal name.

ARTICLE VI

Employee Matters

6.01                        Employees and Service Crediting.

(a)         Offer of Employment with Buyer to Non-Key Employees.  Not later than ten (10) days before the Closing Date, Buyer shall make a written offer of employment to each Employee whom Buyer elects to employ and, subject to subsection (c) below, to each Leave Recipient, and subject to Buyer’s pre-employment background check.  Such offer shall include total cash compensation until December 31, 2013 that is Comparable Cash Compensation, where “Comparable Cash Compensation” means cash compensation that in the aggregate is comparable to the total cash compensation

(including, but not limited to, short-term and long-term bonus opportunities and commission/incentives opportunities) provided by Seller to the relevant employee as of the Closing.  Seller shall cooperate with and use reasonable efforts to assist Buyer in its efforts to secure reasonably satisfactory employment arrangements with the Prospective Employees.  Each Prospective Employee who accepts an offer of employment with Buyer shall become an employee of Buyer on the Closing Date, and shall be referred to herein as a “Transferred Employee”.

(b)         Seller Prospective Employees.  Seller shall furnish to Buyer an updated list of all Employees on Seller payroll date up to the Closing.  The list shall indicate each Employee’s name, hire date, job title, supervisor, salary, and employment status.

(c)          Special Provisions for Leave Recipients.

(1)         With respect to any Prospective Employee who is not actively at work on the Closing Date as a result of short-term disability leave, or other approved personal leave (including, without limitation, military leave with reemployment rights under federal law and leave under the Family Medical Leave Act of 1993) (collectively, the “Leave Recipients”), Buyer will explain to Leave Recipients Buyer’s intention to make an offer of employment in the manner required by Section 6.01(a) contingent on such Prospective Employee’s return to active status at the termination of such disability or approved leave of absence, respectively, provided that he or she returns to active service before the later of (A) the end of the Leave Period or (B) the date such employee’s reemployment rights expire under Applicable Laws or under the Compensation and Benefit Plans.  In no event shall a Leave Recipient exceed six (6) months of leave from the Closing Date to be considered a Transferred Employee, subject to Applicable Laws.

(2)         When the Leave Recipient returns to active status pursuant to the terms of clause (1) above, such Leave Recipient shall be considered a Transferred Employee (as defined above) and the following provisions shall apply: (A) the Leave Recipient shall become eligible for coverage and benefits under all employee benefit plans or programs maintained by Buyer under the same terms and conditions that apply to other Transferred Employees; and (B) the Leave Recipient’s period of leave shall be treated as a period of service under the employee benefit plans and programs of Buyer to the same extent as if the Leave Recipient had received benefits under a similar plan or was subject to a similar policy of Seller except to the extent such service credit will result in duplication of benefits to the Leave Recipient.

(d)         Recognition of Service. For purposes of eligibility, vesting, paid time off entitlement and severance benefits under all employee compensation and benefit plans of Buyer, each Transferred Employee shall receive full credit from Buyer for all prior service properly credited under the Compensation and Benefit Plans if and to the extent Buyer maintains comparable compensation and benefit plans.  The schedule of service provided by Seller prior to closing may be conclusively relied upon by Buyer in crediting service in accordance with this Section 6.01(d).  The Buyer shall cause the applicable Buyer’s compensation and benefit plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code and inclusive of any outstanding participant loans) on behalf of the Transferred Employee with respect to any account balances distributed on or after the Closing Date by the applicable Compensation and Benefit Plan.  The distributions and rollovers described herein shall comply with applicable law, and each party shall make all filings and take any actions required of such party under applicable law in connection therewith.  Seller agrees to fully vest each Transferred Employee’s account in the Compensation and Benefit Plans effective as of the Closing Date and, as directed by the Transferred Employee, transfer or cause to be transferred their account balances to the specified Buyer’s compensation and benefit plan.

(e)          Certain Severance Obligations.  Buyer and Seller acknowledge that there are certain Employees whom Buyer is willing to employ for a short period following the Closing to assist with the transition, but with respect to whom Buyer does not desire to employ following the transition and would not offer to employ if Buyer was subject to severance obligations with respect to such Employees (each such Employee a “Designated Employee”).  Accordingly, Seller will pay to Buyer (i) the Severance Benefits for each Designated Employee set forth in Exhibit E, in the amounts set forth in Exhibit E and (ii) one-half (1/2) of the Retention Bonuses required to retain each such Designated Employee through the twenty-eight (28) day period after the Closing Date, in the amounts set forth in Exhibit E. Such payments shall be made by Seller at the Closing pursuant to Section 2.02(a).

(f)           Welfare Plans and Other Unfunded Plans.  Buyer shall offer coverage under employer-sponsored medical and dental plans and agree to cause each of such medical and dental plans that provides coverage to a Transferred Employee to (A) waive any pre-existing conditions, waiting periods and actively at work requirements under such plans, and (B) cause such plans to honor any expenses (including any expenses paid for purposes of satisfying applicable deductibles, co-insurance and maximum out-of-pocket limits) incurred by the Transferred Employees and their beneficiaries under similar plans of Seller during the portion of the calendar year prior to the Closing Date for purposes of satisfying applicable deductible and maximum out-of-pocket expenses under Buyer’s plans, if and to the extent Buyer maintains comparable plans.

(g)          Time Off.  On the Closing Date, Seller shall pay out to each Transferred Employee an amount in cash equal to the time off benefits earned but not yet used by such employee as of the Closing Date, if any.

(h)         WARN Act and Health Care Continuance Requirements.  Buyer shall be responsible for providing or discharging any and all notifications, benefits, and liabilities to Transferred Employees and Governmental Authorities required by the WARN Act or by any other Applicable Law relating to plant closings or employee separations or severance pay that are first required to be provided or discharged on or after the Closing

Date, including pre-closing notice or liabilities if actions by Buyer on or after the Closing Date result in a notice requirement or liability under such laws.  Upon Buyer’s reasonable request, during the period between the Effective Time and Closing, Seller shall provide any notification described under the WARN Act to any Prospective Employees identified by Buyer, in order to attempt to minimize Buyer’s liability under the first sentence of this subsection.  Seller shall be responsible for providing or discharging all such notifications, benefits and liabilities to Employees whom Buyer elects not to hire.  Seller shall sponsor and provide coverage under a group health plan (within the meaning of Section 4980B(g)(2) of the Code) to each Employee or former employee of Seller or a subsidiary of Seller (i) who immediately prior to the Closing (or, in the case of a former employee, immediately prior to termination of employment) provided services for Seller (including as a leased employee), (ii) who is not employed by Buyer immediately after the Closing and (iii) to whom Seller or Buyer is obligated to provide continued group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) on and after the Closing Date.  All employees involuntarily separated from employment by Seller within 90 days of the Closing Date, the involuntary separation of whom could result in a notice requirement covered by this Section, shall be identified on a schedule to be prepared by Seller and submitted to Buyer on the Closing Date.  Buyer and Seller shall cooperate with each other to provide timely notice, if required, to any Governmental Authority of the consummation of this Agreement and the related transfer of employees.  Seller shall retain the obligations with respect to COBRA continuation coverage for all Prospective Employees who are not Transferred Employees.

ARTICLE VII

Conditions To The Closing

7.01  Conditions to Each Party’s Obligation to Effect the Purchase.

The respective obligations of each of Seller and Parent, on the one hand, and Buyer, on the other hand, to consummate the Purchase are subject to the fulfillment or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)         Regulatory Approvals.  All Governmental Authority approvals required to consummate the transactions contemplated hereby will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.

(b)         No Injunction.  No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement as a whole.

7.02  Conditions to Obligation of Buyer.

The obligations of Buyer to consummate the Purchase are also subject to the fulfillment or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct in all material respects as of such date only) and Buyer will have received certificates, dated the Closing Date, signed on behalf of Seller to such effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Knowledge.

(b)         Performance of Obligations of Seller.  Seller will have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date and Buyer will have received certificates, dated the Closing Date, signed on behalf of Seller to such effect.

(c)          Third Party Consents.  All material consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement (including consummation of the Purchase) will have been obtained and will be in full force and effect; provided, however, that all consents and approvals listed in Section 7.02(c) of the Seller’s Disclosure Letter and all consents and approvals with respect to agreements listed in Section 7.02(c) of the Seller’s Disclosure Letter must be obtained and in full force and effect.  Notwithstanding anything in this section to the contrary, the required consents shall mean and include consents by landlords and lessors to assignments of those Leases and consents by landlords and lessors to those subleases to Buyer specifically identified in Section 7.02(c) of the Seller’s Disclosure Letter.

(d)         MAE.  A Material Adverse Effect shall not have occurred.

(e)          Legal Opinions. Buyer shall have received legal opinions from counsel to Seller dated the Closing Date and addressed to Buyer, in the forms attached hereto as Exhibit G and Exhibit K.

(f)           Transition Services Agreement.  Seller and Buyer shall have entered into the Transition Services Agreement.

(g)          Key Employees.  The Key Employees shall have entered into Employment Agreements substantially in the form attached hereto as Exhibit D simultaneously with the execution of this Agreement.

(h)         Final Settlement Statement.  Seller shall have delivered the Final Settlement Statement to Buyer at least one (1) Business Day prior to Closing.

7.03  Conditions to Obligations of Seller.

The obligations of Seller and Parent to consummate the Purchase are also subject to the fulfillment or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct in all material respects as of such date only) and Seller will have received a certificate, dated the Closing Date, signed on behalf of Buyer to such effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Knowledge.

(b)         Performance of Obligations of Buyer.  Buyer will have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date and Seller will have received a certificate, dated the Closing Date, signed on behalf of Buyer to such effect.

(c)          Third Party Consents. All material consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement (including consummation of the Purchase) will have been obtained and will be in full force and effect; provided, however, that all consents and approvals listed in Section 7.02(c) of the Seller’s Disclosure Letter and all consents and approvals with respect to agreements listed in Section 7.02(c) of the Seller’s Disclosure Letter must be obtained and in full force and effect.  Notwithstanding anything in this section to the contrary, the required consents shall mean and include consents by landlords to assignments of the leases and consents by landlords to subleases to Buyer.

(d)         Consent of Warehouse Line Lenders.  Each of (i) the consent of each of the Warehouse Line Lenders to the transactions contemplated by this Agreement; and (ii) such agreements as are necessary to terminate the Warehouse Line Guarantees and wind down the credit lines provided by the Warehouse Line Lenders shall be in full force and effect.

ARTICLE VIII

Termination

8.01  Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)         Mutual Consent.  By the mutual written consent of Seller and Buyer.

(b)         Breach.  By Seller or Buyer, by written notice, in the event of either: (1) a breach in any material respect by the other party of any representation or warranty contained herein, which breach cannot be cured or which has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (2) a breach in any material respect by the other party of any of the covenants or agreements contained herein, which breach cannot be cured or which has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c)          Delay.  By Seller or Buyer, by written notice, in the event that the Purchase is not consummated by the first day of the month after the month in which the six-month anniversary of execution of this Agreement occurs, except to the extent that the failure of the Purchase then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)         No Approval.  By Seller or Buyer, by written notice, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will have been denied by final nonappealable action of such Governmental Authority or if such Governmental Authority will have issued an order, decree or ruling or taken any other action in effect permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action will have become final and nonappealable, unless the failure to obtain any such approval is not reasonably likely to have a Material Adverse Effect on the Business.

8.02  Effect of Termination and Abandonment.

In the event of termination of this Agreement and the abandonment of the Purchase pursuant to this Article VIII, no party to this Agreement will have any liability or further obligation to any other party to this Agreement, except (a) for obligations arising under Sections 5.02(b), 5.02(c) and 5.05, this Section 8.02 and Article XI and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

ARTICLE IX

Tax Matters

9.01  Tax Matters; Access.

(a)         Seller shall be liable for and shall pay any and all Taxes applicable to the Business or the Purchased Assets attributable to periods (or portions thereof) ending on the Closing Date.  Buyer shall be liable for and shall pay all Taxes applicable to the Business or the Purchased Assets attributable to periods (or portions thereof) beginning on the day following the Closing Date.  Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 90-60 with respect to wage reporting.

(b)         Notwithstanding anything else in this Agreement to the contrary, Seller agrees to pay on a timely basis all applicable transfer, sales, use, recording, registration and other similar Taxes (excluding any income or similar Taxes) (collectively, the “Transfer Taxes”) arising out of the sale of the Purchased Assets and the Business to Buyer.  Buyer and Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.  Buyer and Seller shall jointly participate in the defense and settlement of any audit of, dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to the liability for Transfer Taxes incurred in connection with this Agreement; provided, that neither Party shall settle any such audit, examination or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Each Party shall bear its own costs in participating in any such audit, examination or proceeding.

(c)          Seller or Buyer, as the case may be, shall reimburse any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 9.01.  Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.

(d)         Buyer shall promptly notify Seller in writing upon receipt by Buyer of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities which are the responsibility of Seller pursuant to this Section 9.01.  Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to Tax periods ending at the time of or before the Closing, and to employ counsel of its choice at its expense.

(e)          After the Closing, each of Seller and Buyer shall, as reasonably requested by the other party: (A) assist the other Party in preparing any Tax Returns relating to the Business which such other Party is responsible for preparing and filing; (B) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Governmental Entity, in each case with respect to the Business or the Purchased Assets; (C) make available to the other and to any Governmental Entity as reasonably requested all information, records, and documents relating to Taxes relating to the Business or the Assets (at the cost and expense of the requesting party); (D) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Business or the Assets for taxable periods for which the other Party is responsible under this Section 9.01; and (E) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax periods for which the other is responsible under this Section 9.01.  Any information obtained pursuant to this Section 9.01 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto, except to the extent such information is required to be disclosed by law, regulation or judicial order.

(f)           Taxes imposed on the Purchased Assets or Business for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), shall be prorated as of the Closing Date, with Seller liable for such Taxes to the extent such items relate to the portion of the period through the end of the Closing Date (the “Pre-Closing Period”).  In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.  Buyer shall prepare and timely file all Tax Returns required to be filed in connection with the Business or the Purchased Assets for the Straddle Period (such Tax Returns, the “Straddle Period Tax Returns”).  All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice, except as required by the Applicable Law.  Buyer shall deliver drafts of all such Straddle Period Tax Returns to Seller for their review at least 10 days prior to the due date of any such Tax Return (taking into account valid extensions) and shall notify Seller of Buyer’s calculation of Seller’s share of the Taxes of the Business for the Straddle Period; provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of Seller’s share of the Tax liability for such Straddle Period shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld or delayed.  If Seller disputes any item on such Tax Return, they shall notify Buyer (by written notice within 10 days of receipt of Buyer’s calculation) of such disputed item (or items) and the basis for its objection.  If Seller does not object by written notice within such period, Buyer’s calculation of Seller share of the Taxes for the Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof.  The Parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed.  If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent auditor in accordance with the standards set forth in this Section 9.01 and as promptly as practicable.  No later than five (5) days prior to the filing of such Tax Return, Seller shall pay Buyer in immediately available funds the amount of Seller’s share of the Tax liability for the Straddle Period determined under this Section 9.01.  Subject to the preceding sentence, Buyer shall pay or cause to be paid all Taxes due and payable in respect of all such Straddle Period Tax Returns.

(g)          On or prior to the Closing Date, Seller will furnish to Buyer a certificate, in the form acceptable to Buyer, stating, under penalties of perjury, Seller’s taxpayer identification number, and that such Seller or relevant Affiliate is not a foreign person in accordance with Section 1445(b)(2) of the Code.

ARTICLE X

Indemnification

10.01  Indemnification.

(a)         Seller shall indemnify and hold harmless Buyer and its Affiliates, each of their respective directors, officers, employees and agents, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities incurred by or asserted against any of Buyer Indemnified Parties in connection with or directly or indirectly arising or resulting from:

(i)                                     any breach of any representation, warranty or agreement made by, or on behalf of, Seller under this Agreement or the Ancillary Agreements;

(ii)                                  any failure by Seller or Parent to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Seller or Parent under this Agreement or the Ancillary Agreements;

(iii)                               any Tax or Lien for Taxes imposed upon any of the Excluded Assets, any of the Excluded Liabilities or the Business, the Purchased Assets or the Assumed Liabilities for any period on or prior to the Closing Date and any audit or judicial or administrative proceedings or determinations relating to such Taxes or such Liens;

(iv)                              any litigation, claims, actions, arbitrations or investigations or other proceedings before any Governmental Authority pending or threatened as of the Closing Date against Seller, Purchased Assets or Assumed Liabilities;

(v)                                 any Excluded Assets;

(vi)                              any Excluded Liabilities, including, for the avoidance of doubt, any acts occurring in connection with the origination, sale or servicing of any Mortgage Loan consistent with the obligations and requirements under the Correspondent Loan PSA, which are incorporated herein by reference; and

(vii)                           the operation of the Business or ownership of the Assets prior to the Effective Date, except for any liability under any contract expressly assumed by Buyer, the performance of which was not due or owing on or prior to the Effective Date.

provided, however, that any indemnification obligation under Sections 10.01(a)(i) and 10.01(a)(ii) shall be subject to the limitations provided in Section 10.3 and there shall be excluded from the indemnification obligation any Liabilities resulting from a fact or circumstance that constitutes a breach by Buyer of any representation, warranty or agreement set forth in this Agreement.

(b)         If the Closing occurs, Buyer shall indemnify and hold harmless Seller and Seller’s Affiliates, each of their respective directors, officers, employees and agents, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities incurred by or asserted against any of Seller Indemnified Parties in connection with or directly or indirectly arising or resulting from:

(i)                                     any breach of any representation, warranty or agreement made by, or on behalf of, Buyer under this Agreement;

(ii)                                  any failure by Buyer to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement or the Ancillary Agreements;

(iii)                               any Tax or Lien for Taxes imposed upon any of the Purchased Assets, any of the Assumed Liabilities or the Business for any period after the Closing Date and any audit or judicial or administrative proceedings or determinations relating to such Taxes or such Liens;

(iv)                              any Assumed Liabilities;

(v)                                 any Purchased Assets; and

(vi)                              the operation of the Business or the Purchased Assets from and after the Closing Date.

provided, however, that any indemnification obligations under Sections 10.01(b)(i) and 10.01(b)(ii) shall be subject to the limitations provided in Section 10.3 and there shall be excluded from the indemnification obligation any Liabilities resulting from a fact or circumstance that constitutes a breach by Seller of any representation, warranty or agreement set forth in this Agreement.

10.02  Survival Periods.

(a)         The obligations to indemnify and hold harmless the Buyer Indemnified Parties and the Seller Indemnified Parties (collectively, the “Indemnified Parties”) will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 4.02(a) [organization, standing and authority], 4.02(b) [corporate authority], 4.02(d)(1) [title to purchased assets], 4.02(i) [no brokers], 4.03(a) [organization, standing and authority], and 4.03(b) [corporate authority], (b) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the matters contained in Section 4.02(j) [taxes] and (c) until the third anniversary of the Closing Date (the “Cut-Off Date”) in the case of all other representations and warranties.  Notwithstanding the foregoing, any obligation in respect of a claim for indemnity that is asserted in writing with reasonable specificity as to the nature and, if then determinable, amount of the claim prior to the Cut-Off Date shall survive past such date until finally resolved or settled.

(b)         No Action may be commenced or indemnification sought under this Article X unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Sections 10.05 and 11.01 to the party against whom indemnification is sought (the “Indemnifying Party”) prior to the Cut-Off Date.

(c)          For purposes of this Agreement, a party’s representations and warranties shall be deemed to include such party’s Disclosure Letter and all other documents or certificates delivered by or on behalf of such party in connection with this Agreement.  No party’s rights hereunder (including rights under this Article X) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

10.03  Limitations on Indemnity.

(a)         The maximum liability of Seller and Parent under Sections 10.01(a) shall not exceed $7,500,000 in the aggregate.

(b)         Nothing in this Agreement shall in any way limit the obligations of, an indemnifying party under Section 10.01 to pay all defense costs in respect of third-party claims.

(c)          Buyer agrees that the amount claimed in respect of each claim asserted for indemnity under Section 10.01 and under the Escrow Agreement shall be asserted by Buyer in good faith and shall bear a reasonable relationship to the estimated Liabilities incurred or to be incurred by Buyer in respect of such claim, to the extent that such amount is then determinable.  Following the Closing and prior to the termination of the Escrow Agreement, all claims for indemnity under Section 10.01(a) shall be paid first out of the Escrow Amount pursuant to the terms of the Escrow Agreement and second out of the Guaranteed Amount or Alternative Guaranteed Amount, as applicable, made available by Parent pursuant to Section 5.09.

(d)         In no event shall any party be liable for any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues or loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement for any cause whatsoever, other than such damages or losses awarded to a third party.  Without limiting the general applicability of the foregoing, for the purposes of the indemnification obligations of any party, the terms “Liability” and “Damages” shall not include any of the incidental, consequential, indirect or special losses or damages set forth in the preceding sentence, other than such damages or losses awarded to a third party.

(e)          Notwithstanding the foregoing, the limitations on liability contained in this Section 10.03 shall not apply to any claim for indemnity based on any of Sections 4.02(a) [organization, standing and authority], 4.02(b) [corporate authority], 4.02(d)(1) [title to purchased assets], 4.02(i) [no brokers], 4.03(a) [organization, standing and authority], 4.03(b) [corporate authority], and Section 4.02(j) [taxes].

10.04  Exclusive Remedy.

Following the Closing, except for claims for fraud, indemnification pursuant to the provisions of this Article X shall be the sole and exclusive remedy of the parties and the claiming party shall not be entitled to any other monetary remedy.

10.05  Notice and Determination of Claims.

If any Indemnified Party believes that it has sustained or incurred any Liabilities for which it may be entitled to indemnification, such Indemnified Party shall so notify the Indemnifying Party promptly in writing of any such claim specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.

10.06  Third-Party Claims.

(a)         If a claim by a third party (a “Third-Party Claim”) is made against an Indemnified Party and if such Indemnified Party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party shall promptly notify in writing the Indemnifying Party of such claims; provided that failure to promptly notify the

Indemnifying Party will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the indemnified party’s failure to give notice within such time period.

(b)         The Indemnifying Party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (subject to the consent of the Indemnifying Party, which consent will not be unreasonably withheld), provided that the fees and expenses of such counsel shall be borne by such Indemnified Party.  If the Indemnifying Party is reasonably contesting any such claim, the Indemnified Party shall not pay or settle any such claim.  The Indemnifying Party shall not enter into any settlement of the Third Party Claim unless (A) there is no finding or admission of any violation of Applicable Law, the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and the Indemnified Party or its Affiliates shall have no liability with respect to any compromise or settlement of such Third-Party Claim, or (B) the Indemnified Party consents in writing to such settlement, which consent is not to be unreasonably withheld.  If the Indemnified Party withholds its consent to any proposed settlement, and the final resolution of such Third Party Claim is less favorable than the proposed settlement, Indemnified Party shall bear and pay all reasonable costs and expenses incurred by the Indemnified Party following such refusal to settle and any additional settlement or judgment costs.

(c)          If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days after the receipt of the Indemnified Party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided that, in such event, the Indemnified Party shall seek the prior consent of the Indemnifying Party to any such settlement, which such consent will not be unreasonably withheld or delayed.

(d)         With respect to any Third-Party Claim subject to indemnification under this Article X, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other party reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof, (ii) render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim and (iii) with respect to any Third-Party Claim subject to indemnification under this Article X, cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.

ARTICLE XI

General Provisions

11.01                 Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid, to the parties at the following addresses:

(a)         if to Buyer, to it at:

Homeward Residential, Inc.
1000 Bishops Gate Boulevard, Suite 210
Mt. Laurel, NJ 08054
Attention:  Bruce P. Bowen
E-Mail:  bruce.bowen@gohomeward.com
Facsimile:                 972-829-7213

with copies to:

Lowenstein Sandler LLP

251 Avenue of the Americas

7th Floor

New York, New York 10020

Attention:  Jonathan C. Wishnia
Facsimile:  973-597-2543

(b)         if to Seller, to it at:

Gleacher & Company
1290 Avenue of the Americas
New York, NY 10104
Attention:  Patricia Arciero-Craig
Facsimile:  1-800-887-4129

with copies to:

Covington & Burling LLP

The New York Times Building
620 Eighth Avenue
New York, NY
Attention:  Donald J. Murray

Jack S. Bodner

Facsimile:  1-212-841-1010

or to such other Person or address as either party shall specify by notice in writing to the other party in accordance with this Section 11.01. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or facsimile transmission (with telephone confirmation) or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

11.02  Amendment and Modification; Waiver.

(a)         This Agreement and the Disclosure Letter may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

(b)         At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may, by an instrument in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of the other party or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

11.03  Entire Agreement.

This Agreement (including the Disclosure Letter and Exhibits (but excluding the Ancillary Agreements)) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.04  Fees and Expenses.

Except as otherwise expressly provided herein, Seller shall be responsible for all transfer and recording fees, costs with respect to delivery of the custodial and other loan files and mortgage servicing records relating to the Pipeline Loans and other related costs incurred by Seller in its performance of its obligations under this Agreement, together with fees of Seller’s document custodian, attorneys and accountants.  Buyer shall pay all data processing costs incurred by Buyer in connection with this Agreement, and other related costs of Buyer in its performance of its obligations under this Agreement, together with fees of Buyer’s attorneys and accountants.

11.05  Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to confer upon any Person (including, without limitation, employees of Seller) other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.06  Assignment; Binding Effect.

This Agreement shall not be assigned by Seller (other than Seller may assign any right to payment until payment of the Final Purchase Price hereto) without the prior written consent of Buyer; provided, however, that this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by Buyer, except to any Affiliate of Buyer or to an entity that acquires the origination business of Buyer.

11.07  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of the State of New York.

11.08  Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.08.

11.09  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.10  Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.11  Affiliates of Buyer.

To the extent that this Agreement obligates any Affiliate of Buyer either to take or to refrain from taking certain actions, Buyer shall cause such Affiliate to comply with such covenant.

*                   *                   *

[The next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized.

Seller:

CLEARPOINT FUNDING, INC.

By:	/s/ Greg O’Connor
Name: Greg O’Connor
Title: Chief Operating Officer

Holdco:

DESCAP MORTGAGE FUNDING, LLC.

By:	/s/ Ronald DiPasquale
Name: Ronald DiPasquale
Title: Chief Executive Officer

Parent:

GLEACHER & COMPANY, INC.

By:	/s/ John Griff
Name: John Griff
Title: Chief Operating Officer

Buyer:

HOMEWARD RESIDENTIAL, INC.

By:	/s/ Barry Biltz
Name: Barry Biltz
Title: Executive Vice President